                            NINTH AMENDMENT OF LEASE
                             AND EXTENSION AGREEMENT

     THIS AGREEMENT (this "Agreement") is made as of the 17th day of December 2003 between WFP TOWER A CO. L.P., a Delaware limited partnership, having an address at c/o Brookfield Financial Properties, L.P., One Liberty Plaza, New York, New York 10006 ("Landlord"), and DOW JONES & COMPANY, INC., a Delaware corporation, having an address at One World Financial Center, New York, New York 10281 ("Tenant").

                              W I T N E S S E T H :

     WHEREAS, by Office Lease dated October 21, 1983 (the "Original Lease"), as amended by (i) First Amendment of Lease dated as of May 22, 1985, (ii) letter agreement dated May 19, 1987, (iii) letter agreement dated as of December 1, 1988, (iv) Second Amendment of Lease dated May 11, 1994, (v) Third Amendment of Lease dated as of December 1, 1995 (the "Third Amendment"), (vi) Fourth Amendment of Lease dated as of December 26, 1996, (vii) Partial Termination and Surrender Agreement and Fifth Amendment of Lease dated as of February 25, 1999,
(viii) Sixth Amendment of Lease dated as of September 1, 1999, (ix) Seventh Amendment of Lease dated as of September 1, 2000 and (x) Eighth Amendment of Lease dated as of July 12, 2002 (the Original Lease, as so amended and partially terminated, the "Lease"), Landlord (either directly or through its predecessor in interest) demised to Tenant premises consisting of the 9th to 16th floors, inclusive, the Additional Premises, the Elevator Premises, the Duct Premises, and the Lobby Premises (collectively, the "Original Premises") in the building known by the street address Tower A, One World Financial Center, New York, New York (the "Building");

     WHEREAS, Landlord and Tenant desire to amend the Lease to (i) extend the Term of the Lease for a portion of the Original Premises, specifically (x) entire floors 9 through 11, inclusive, (y) approximately 938 square feet of rentable area in the 10th floor gatehouse mechanical room of the Building and approximately 2,500 square feet of rentable area in the 41st floor mechanical penthouse of the Building (the "Mechanical Premises") and (z) the New Lobby Space (as such term is defined in the Third Amendment of Lease) (the space referred to in clauses (x), (y) and (z) being referred to in this Agreement collectively as the "Renewal Premises") and (ii) otherwise amend the provisions of the Lease, all on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Defined Terms. All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lease.

2. Extension Term. The term of the Lease is hereby extended with respect to the Renewal Premises only for a period of sixteen years and five months (the "Extension Term") from January 1, 2004 (the "Extension Term Commencement Date") through the Expiration Date, which is hereby extended until May 31, 2020.

3. Condition of Renewal Premises. Tenant acknowledges that Tenant is in possession of and is fully familiar with the condition of the Renewal Premises, and, notwithstanding anything to the contrary contained in the Lease or the Supplemental Agreement, Tenant agrees to take the same in its condition "as is" as of the first day of the Extension Term, and agrees that Landlord shall have no obligation to alter, repair, or otherwise prepare the Renewal Premises for Tenant's occupancy for the Extension Term or to pay for alterations, installations, additions, or improvements performed by Tenant to the Renewal Premises. The Renewal Premises are substantially as shown hatched on Schedules A 1, A 2, A 3, A 4, and A 5 annexed to this Agreement and made a part hereof.

4. Terms Applicable to the Renewal Premises. The lease of the Renewal Premises by Tenant shall be on all of the terms and conditions of the Lease, as amended by this Agreement, except that:

          (a) During the Extension Term, the Fixed Rent for the Renewal Premises shall be payable as specified in the following Fixed Rent Table. Fixed Rate Per Annum

Floor                    From January 1, 2004     From January 1, 2009      From January 1, 2014
                         through and including    through and including     through and including
                         December 31, 2008        December 31, 2013         the Expiration Date
New Lobby Space               $  110,928.00          $  110,928.00               $  110,928.00
9                             $2,676,327.50          $3,023,902.50               $3,371,477.50
10                            $1,462,422.50          $1,652,347.50               $1,842,272.50
11                            $1,489,372.50          $1,682,797.50               $1,876,222.50
Mechanical Premises           $   85,950.00          $   85,950.00               $   85,950.00

          (b) From and after the Extension Term Commencement Date to and including the Expiration Date, Tenant shall pay to Landlord PILOT Payments with respect to the Renewal Premises at the times and in the manner set forth in the Lease, except that for purposes of the Renewal Premises (i) the term "Base PILOT Year" shall mean the PILOT Year from July 1, 2004 and ending June 30, 2005 and
(ii) the term "Tenant's Proportionate PILOT Share" shall mean 10.3325%.

          (c) From and after the Extension Term Commencement Date to and including the Expiration Date, Tenant shall pay to Landlord Operating Payments with respect to the

Renewal Premises at the times and in the manner set forth in the Lease, except that for purposes of the Renewal Premises (i) the term "Base Operating Year" shall mean the 2004 calendar year, (ii) the term "Tenant's Proportionate Operating Share" shall mean 10.3325% and (iii) the term "Base Operating Expenses" shall mean the Operating Expenses for the Base Operating Year.

     5. Remainder of the Original Premises. (a) The remainder of the Original Premises shall include floors 12 through 16, inclusive, the Elevator Premises, the Duct Premises, the Lobby Premises (other than the New Lobby Space), and approximately 250 square feet of rentable area on the service level of the Building (collectively, the "Remainder Premises"). The lease of the Remainder Premises shall expire on May 31, 2005 (the "Remainder Premises Expiration Date"), and such lease shall continue from the Extension Term Commencement Date through and including May 31, 2005 on all of the terms and conditions of the Lease, except that from and after the Extension Term Commencement Date, (i) the Fixed Rent payable per annum with respect to the Remainder Premises shall be Seven Million Eight Hundred Thirty Three Thousand Five Hundred Sixty Nine and 88/100 Dollars ($7,833,569.88); (ii) the term "Tenant's Proportionate PILOT Share" with respect to the Remainder Premises (other than the Lower Lobby A Space) shall mean 10.9705% and (iii) the term "Tenant's Proportionate Operating Share" with respect to the Remainder Premises (other than the Lower Lobby A Space) shall mean 10.9705%. Tenant shall pay to Landlord PILOT Payments and Operating Payments with respect to the Lower Lobby A Space in accordance with the provisions of the Sixth Amendment.

          (b) From and after June 1, 2005, the term "Lobby Premises" shall refer only the New Lobby Space.

          (c) All references in the Lease to the Premises shall be deemed to mean the Renewal Premises and the Remainder Premises from the Extension Term Commencement Date through and including the Remainder Premises Expiration Date and thereafter all references to the Premises shall only mean the Renewal Premises.

          (d) From and after the date of this Agreement, and without limiting the applicability of other provisions of the Lease, Sections 3(h) and (i) of the Third Amendment shall continue to apply to and govern the use of the New Lobby Space, except that Tenant shall not use the New Lobby Space for training purposes, notwithstanding Section 3(h) of the Third Amendment, but Tenant may use the New Lobby Space for Tenant's security office (i.e., a location at which security guards will be stationed for purposes of screening and escorting visitors to the Premises) and for the sale of back issues of The Wall Street Journal. Further, the following new clause (v) shall be added to Section 3(i) of the Third Amendment:

             (v) Landlord hereby establishes a "Retail Control Zone", consisting of (a) the portion of the New Lobby Space within five feet of all storefronts and show windows, and (b) all signs in or on the New Lobby Space that are readily visible from outside the New Lobby Space. Within the Retail Control Zone, in order to protect and maintain the character of the Building as a first class building, Landlord shall have sole and absolute and continuous control over lighting (as to type and intensity), signage, displays, advertising and all other aspects of design, and the presentation and marketing of Tenant's goods and/or services. No alteration in any approved lighting, signage, displays, advertising, design or presentation shall be made without Landlord's prior written approval in each instance. In addition to all other rights available to Landlord hereunder or at law or in equity for Tenant's failure to comply with Landlord's requirements, Landlord shall have the right to enjoin any display or advertising in, or other usage of, the Retail Control Zone of which Landlord does not approve (including, without limitation, any advertising or display which is, in Landlord's opinion, pornographic), and/or to block the storefront or show windows of the New Lobby Space from view from the street, the Building lobby or any plaza adjoining the New Lobby Space. Landlord shall have similar rights to enjoin or prevent any such objectionable advertising or display anywhere within the New Lobby Space, if visible from the street, the Building lobby or any plaza adjoining the New Lobby Space. Tenant shall not be entitled to place any signage anywhere outside the New Lobby Space without Landlord's prior written consent in each instance, which consent may be withheld by Landlord in its sole and absolute discretion. Tenant's sign in the New Lobby Space existing as of the date of this Agreement is approved by Landlord. All ceiling heights, draperies, and other such installations affecting the appearance of the Building, or that are visible from the exterior of the New Lobby Space shall be subject to the prior written approval of Landlord. Tenant shall not permit any display, signs or other items to lean against, or be affixed to, any windows in the New Lobby Space or block or cover any portion of the windows of the New Lobby Space, except with such professionally prepared signs or other advertising as Landlord in each instance shall first approve in writing. Tenant shall not install any neon signs in, on or outside the New Lobby Space.

     6. Renewal Options. (a) Provided that (i) the Lease shall be in full force and effect as of the date of the First Renewal Notice (as hereinafter defined) and as of the date of the Second Renewal Notice (as hereinafter defined), as the case may be, and as of the Expiration Date in the case of the First Renewal Term (as hereinafter defined) and as of May 31, 2025, in the case of the Second Renewal Term (as hereinafter defined), (ii) there shall not then be existing an Event of Default under the Lease and (iii) Tenant (including any affiliate of Tenant) shall be in actual physical occupancy of at least 80% of the rentable area of the entire Premises on the date of the First Renewal Notice and on date of the Second Renewal Notice, as the case may be, and upon the commencement of the First Renewal Term or the Second Renewal Term, as the case may be, Tenant shall have two options to extend the Term of the Lease for the entire Premises for an additional term of five years each (respectively, the "First Renewal Term" and the "Second Renewal Term" and collectively, the "Renewal Terms"), commencing on the day after Expiration Date and ending on May 31, 2025 in the case of the First Renewal Term and commencing on June 1, 2025 and ending on May 31, 2030 in the case of the Second Renewal Term. Tenant's option with respect to the First Renewal Term shall be exercisable by written notice (the "First Renewal Notice") to Landlord given not later than November 30, 2018 (i.e., 18 months prior to the Expiration Date). Tenant's option with respect to the Second Renewal Term shall be exercisable by written notice (the "Second Renewal Notice") to Landlord given not later than November 30, 2023 (i.e., 18 months prior to the last day of the First Renewal Term). Notwithstanding the preceding sentence, Landlord, in its sole discretion, may waive any Event of Default by Tenant and no such Event of Default may be used by Tenant to negate the effectiveness of Tenant's exercise of this option. The Renewal Terms shall constitute extensions of the initial Term of the Lease and shall be upon all of the same terms and conditions as the initial Term, except that (i) there shall be only one option to renew the Term for the Second Renewal Term in the First Renewal Term and there shall be no further option to renew the Term of the Lease in the Second Renewal Term, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant's occupancy and Landlord shall not be required to reimburse Tenant for any Alterations made or to be made by Tenant, and (iii) the Fixed Rent for the Renewal Terms shall be payable at a rate per annum equal to the Fair Market Rent (as defined below) of the Premises as of the first day of the First Renewal Term in the case of the First Renewal Term, and as of the first day of the Second Renewal Term in the case of the Second Renewal Term. During both Renewal Terms, all PILOT Payments, Operating Payments and other Additional Charges that Tenant is obligated to pay under the Lease during the initial Term hereof shall continue without interruption, it being the intention of the parties hereto that the Renewal Terms shall be deemed a part of and continuation of the initial Terms of this Lease.

          (b) The annual Fixed Rent for the Premises for the Renewal Terms shall be the Fair Market Rent. "Fair Market Rent" means the fixed annual rent that a willing lessee would pay pursuant to a direct lease and a willing lessor would accept for the Premises pursuant to a direct lease during the Renewal Terms, determined on the basis of then-current prevailing rent in the Building for comparable space on a direct lease basis and then- current rent for comparable space on a direct lease basis in other first- class office buildings in the vicinity of the Building, taking into account all relevant factors.

          (c) If Tenant timely exercises a renewal option pursuant to this Paragraph 6, Landlord shall notify Tenant (the "Rent Notice") at least 90 days before the first day of the applicable Renewal Term of Landlord's determination of the Fair Market Rent ("Landlord's Determination"). Tenant shall notify Landlord ("Tenant's Notice"), within 30 days after Tenant's receipt of the Rent Notice, whether Tenant accepts or disputes Landlord's Determination, and if Tenant disputes Landlord's Determination, Tenant's Notice shall set forth Tenant's determination of the Fair Market Rent. If Tenant fails to give Tenant's Notice within such 30 day period, Tenant shall be deemed to have accepted Landlord's Determination.

          (d) If Tenant timely disputes Landlord's Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 30 days after the giving of Tenant's Notice, then the Fair Market Rent shall be determined as follows: A senior officer of a recognized New York City leasing brokerage firm (the "Baseball Arbitrator") shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (or any organization which is the successor thereto) (the "AAA"). The Baseball Arbitrator selected by the parties or designated by the AAA shall have at least ten years experience in (i) the leasing of office space in downtown Manhattan, or (ii) the appraisal of first class office buildings in downtown Manhattan. Landlord and Tenant shall each submit to the Baseball Arbitrator and the other its determination of the Fair Market Rent of the Premises. The Baseball Arbitrator shall determine which of the two rent determinations more closely represents the Fair Market Rent of the Premises. The Baseball Arbitrator may not select any other rental value for the Premises other than one submitted by Landlord or Tenant. The determination of the party so selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the Fixed Rent payable for the applicable Renewal Term, subject to further adjustment as provided in this Lease. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.

          (e) If Tenant disputes Landlord's Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the applicable Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the applicable Renewal Term, an amount equal to the Fixed Rent payable by Tenant for the Premises during the 12-month period immediately preceding the first day of the applicable Renewal Term. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the applicable Renewal Term were (i) less than the Fair Market Rent payable for the applicable Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within 10 days after demand therefor or (ii) greater than the Fair Market Rent payable for the applicable Renewal Term, Landlord shall credit the amount of such excess against installments of Fixed Rent and/or Additional Charges payable by Tenant next coming due.

          (f) It is an express condition of the options granted to Tenant pursuant to the terms of this Paragraph 6 that time is of the essence with respect to Tenant's exercise of either such option within the period above provided.

     7. Signage. (a) From and after the date of this Agreement, Sections 18.06,
18.07 and 18.08 of the Original Lease shall be deleted in their entirety and shall be replaced by the following:

       18.06. Landlord may adopt any name for the Building and Landlord reserves the right to change the name and/or address of the Building at any time.

          (b) At any time after the date of this Agreement, Landlord may remove any and all signage installed by or on behalf of Tenant pursuant to the terms of Sections 18.06, 18.07 and 18.08 of the Original Lease, and Landlord shall repair any damage to the Premises resulting from such removal. The removal of all such signs and repair of any damage caused by such removal shall be at Landlord's expense, except that the cost to remove Tenant's existing private elevator bank signage on the wall of the elevator lobby (serving the 8th to 16th floors) on the +32'0" lobby level of the Building and repair any damage caused by such removal, shall be at Tenant's expense.

          (c) On or before the Expiration Date or the date Tenant shall have sublet the New Lobby Space, Tenant shall, at Tenant's expense, remove its sign in the New Lobby Space and restore and repair any damage caused by such removal.

     8. Assignment and Subletting. From and after the date of this Agreement:

          (a) In Section 8.12 of the Original Lease, the phrase "or with respect to any proposed subletting for a term beginning on or after the tenth anniversary of the Commencement Date, or with respect to any proposed subletting for a term (including options to renew or extend) comprising all or substantially all of the then remaining initial term (i.e., all except less than one year)" shall be deleted and shall be replaced by the following: "or with respect to any proposed subletting."

          (b) Section 8.14 of the Original Lease shall be deleted in its entirety and shall be replaced by the following:

          "8.14 Assignment and Sublease Profits.

          (a) If the aggregate of the amounts payable as fixed rent and as Additional Charges on account of PILOT, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises (other than by a sublease made pursuant to Section 8.03 of the Original Lease) and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, shall be in excess of Tenant's Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. "Tenant's Basic Cost" for sublet space at any time means the sum of
(i) the portion of the Fixed Rent, PILOT Payments and Operating Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease, plus
(v) the cost of any construction allowance and the cost of any free rent period or other monetary consideration granted by Tenant as an inducement to the subtenant to enter into the proposed sublease, all amortized on a straight-line basis over the term of the sublease. "Other Sublease Consideration" means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns.

          (b) Upon any assignment of this Lease (other than by an assignment in connection with a transaction expressly permitted pursuant to Section 8.02 or
Section 8.03 of the Original Lease), Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. "Assignment Consideration" means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns)."

     9. Insurance. (a) Section 10.04 of the Original Lease shall be deleted in its entirety and shall be replaced by the following:

          "10.04 Tenant's Insurance. Tenant shall maintain at all times during the Term (a) "all risk" property insurance (including coverage for terrorism) covering all present and future Tenant's Property, Fixtures and Alterations to a limit of not less than the full replacement cost thereof, and (b) commercial general liability insurance, written on an "occurrence form," against claims for bodily injury, personal injury and property damage in or about the Premises and the conduct or operation of business therein, with Landlord, the Managing Agent, Battery Park City Authority, Deutsche Bank Trust Company Americas, as Administrative Agent, together with its successors and assigns, and any future Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $10,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (c) business interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings and/or extra expense attributable to perils insured against in item (a) or attributable to prevention of access to the Premises or Building as a result of such perils and (d) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord, the Managing Agent, Battery Park City Authority, Deutsche Bank Trust Company Americas, as Administrative Agent, together with its successors and assigns, and any future Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 and (e) when Alterations are in process, the insurance specified in Section 12.02 hereof and (f) any other form of insurance that Landlord, the Managing Agent, Battery Park City Authority, Deutsche Bank Trust Company Americas, as Administrative Agent, together with its successors and assigns and any future Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant may reasonably require from time to time in form, amounts and for insurance risks acceptable to Landlord. Any insurance required to be maintained pursuant to the terms of this Lease may be maintained under blanket policies. Any such blanket policies shall contain an endorsement that includes Landlord and any additional insureds, shall reference the Premises and shall guaranty a minimum limit available for the Premises equal to the insurance amounts required in this Lease. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the date of the Ninth Amendment of Lease, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best's Insurance Reports or any successor publication of comparable standing as A/XII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be cancelled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days' prior written notice of such cancellation, lapse or modification. The proceeds of policies providing "all risk" property insurance of Tenant's Property and Fixtures shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies. Landlord may from time to time require that the amount of the insurance (other than Tenant's "all risk" property insurance) to be maintained by Tenant under this Section 10.04 be increased, so that the amount thereof adequately protects Landlord's interest. The term "Managing Agent" shall mean Brookfield Financial Properties, L.P. or any successor contractor or agent for the management of the Building."

          (b) The fifth sentence of Section 12.02 of the Original Lease from "Throughout the performance of Alterations, Tenant " through "with insurers reasonably satisfactory to Landlord" shall be deleted and shall be replaced by the following:

          "Throughout the performance of Alterations, Tenant shall carry or cause the contractor retained by it to perform such Alterations to carry worker's compensation insurance in statutory limits, "all risk" Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord, the Managing Agent, Battery Park City Authority, Deutsche Bank Trust Company Americas, as Administrative Agent, together with its successors and assigns, and any future Superior Lessor and Superior Mortgage whose name and address have been furnished to Tenant shall be named as additional insureds, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Notwithstanding the preceding sentence, if Tenant performs any Alterations without using a contractor and the cost of such Alterations does not exceed $500,000, Tenant shall not be required to carry "all risk" Builders Risk coverage."

     10. Casualty. Article 22 of the Original Lease shall be deleted in its entirety and shall be replaced by the following:

          "22.01 (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a "Casualty") and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Fixtures and Tenant's Property) ("Landlord's Restoration Work") with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Article 12 all Fixtures and Tenant's Property ("Tenant's Restoration Work") with reasonable dispatch (but Tenant shall not be required to perform the same on an overtime or premium pay basis) after the Casualty. Notwithstanding anything to the contrary contained herein, if in Landlord's sole discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant's Restoration Work on behalf of Tenant, then (x) Landlord shall give Tenant a notice specifying the portion of Tenant's Restoration Work to be performed by Landlord (the "Specified Restoration Work"), (y) Landlord shall perform the Specified Restoration Work with reasonable dispatch and restore the Premises (or that portion thereof with respect to which Landlord is performing Specified Restoration Work) to substantially its condition immediately prior to the Casualty or as may otherwise be requested by Tenant and approved by Landlord (and if Landlord shall determine to perform any Specified Restoration Work, Tenant shall, promptly after Landlord's request, provide Landlord with a copy of Tenant's approved plans and specifications for the Premises and Landlord shall perform such restoration work in accordance with such approved plans and specifications), and
(z) Landlord shall be entitled to disbursements from the insurance proceeds paid to Depositary (as hereinafter defined) to cover the cost of such Specified Restoration Work in accordance with the last two sentences of this Section 22.01; provided that if such proceeds prove to be insufficient to complete the Specified Restoration Work, Tenant shall make such additional deposits into the Restoration Fund (as hereinafter defined) as may be required to fund Landlord disbursement requests which satisfy the requirements of this Section 22.01. The Depositary shall be a title company or financial institution having offices in the City of New York with assets of not less than Five Hundred Million Dollars ($500,000,000) selected by, but independent from, Landlord (the "Depositary"). The fees charged by the Depositary shall be split equally by Landlord and Tenant (or to the extent that there are funds in the Restoration Fund that are not applied to restoration of the Premises, from such funds). The Depositary shall agree to hold and disburse the Restoration Fund in accordance with the provisions of this Section 22.01. The proceeds of insurance covering Fixtures (the "Restoration Fund") shall be paid to the Depositary and the Depositary shall disburse to Tenant (or, if Landlord elects to perform the Specified Restoration Work, to Landlord) such proceeds up to the amount so expended by Tenant or Landlord in accordance with the provisions of Section 22.01(b) to (e). Depositary shall hold the Restoration Fund in trust for the benefit of Tenant, in an account separate from any sums that may be held on behalf of Landlord, and agrees that, unless and until (x) Landlord performs Specified Restoration Work and is entitled to receive disbursements from the Restoration Fund pursuant to Section 22.01(b) to
(e) or (y) this Lease is terminated, no part of the Restoration Fund constitutes Landlord's property and Landlord disclaims ownership of such Restoration Fund. Depository will be entitled to rely on notices from Landlord that it is entitled to the Restoration Fund or portion thereof by reason of the termination of this Lease and Depository may disburse the same on Landlord's written request, a copy of which request Landlord shall send to Tenant at the same time that it sends Depository such request.

          (b) Depositary shall disburse a portion of the Restoration Fund to Tenant (or, if Landlord elects to perform the Specified Restoration Work, to Landlord) from time to time, within twenty-five (25) days after receipt of the items set forth in Section 22.01(c), provided that, with respect to disbursements requested by Tenant, on the date of a request and on the date of disbursement from the Restoration Fund no Event of Default, or default in a monetary obligation or a restoration obligation for which Tenant shall have received notice, shall exist; provided, however, that if such a default does exist, then upon Tenant's cure of such a default (and the satisfaction of the other terms and conditions of this Section 22.01), Depositary shall disburse the previously requested portion of the Restoration Fund as set forth herein. Disbursements from the Restoration Fund shall not be made more frequently than once in any thirty (30) day period, and shall be in an amount equal to the aggregate amounts in respect of hard and soft costs theretofore paid or payable (as certified to Landlord and Depositary by a designee of Tenant for such purpose and Tenant's independent, licensed architect or, with respect to Specified Restoration Work, as certified to Tenant and Depositary by a designee of Landlord for such purpose and Landlord's independent, licensed architect) to contractors, subcontractors and materialmen (which amounts have not been the subject of a previous disbursement from the Restoration Fund).

          (c) Depositary's obligation to make disbursement from the Restoration Fund shall be subject to (i) receipt of (A) a request for such disbursement from Tenant (or, as to the Specified Restoration Work, Landlord) signed by an authorized signatory of Tenant (or, as to the Specified Restoration Work, Landlord), together with the certification required by Section 22.01(b); (B) copies of all receipts, invoices and bills for the work completed and materials furnished in connection with the applicable portion of the Tenant's Restoration Work or Specified Restoration Work and incorporated in the Premises which are to be paid from the requested disbursement or which have been paid by Tenant or Landlord, as appropriate, and for which Tenant or Landlord, as appropriate, is seeking reimbursement, (C) copies of all contracts with the general contractor and with those subcontractors having contracts with a contract sum equal to or greater than $500,000 ("Major Subcontractors"), work orders, change orders and other materials relating to the work or materials which are the subject of the requested disbursement or reimbursement, (D) a certificate of Tenant's or Landlord's independent licensed architect, as appropriate, stating that, in his or her opinion, the portion of the Tenant's Restoration Work or Specified Restoration Work theretofore completed and for which the disbursement is requested was performed in a good and workerlike manner and substantially in accordance with the final detail plans and specifications for such Tenant's Restoration Work or Specified Restoration Work, (E) waivers of lien from all contractors, subcontractors and materialmen who have performed work in excess of $15,000, or furnished materials in excess of $15,000 in connection with the Tenant's Restoration Work or Specified Restoration Work which were either paid or were the subject of any previously requested disbursement; and (F) a certificate of the designee of Tenant or Landlord, as appropriate, stating that Tenant or Landlord, as appropriate, shall have paid or shall simultaneously with the disbursement of the Restoration Fund which is the subject of such request pay an amount to Tenant's or Landlord's, as appropriate, contractors, subcontractors and materialmen (or architects and engineers) for the cost of such Tenant's Restoration Work or Specified Restoration Work equal to the disbursement requested to be disbursed from the Restoration Fund. The Alteration provisions of this Lease shall control work performed pursuant to this Section 22.01, except to the extent such provisions are inconsistent with this Section 22.01.

          (d) In no event shall the aggregate amount paid by Depositary to Tenant or Landlord or their respective contractors, subcontractors, materialmen, professionals, or consultants under this Section 22.01 exceed the amount of the Restoration Fund. Tenant expressly understands and agrees that (i) Tenant shall complete, at its sole cost and expense, Tenant's Restoration Work, whether or not the Restoration Fund is sufficient to fund such completion, and (ii) that if the Restoration Fund is insufficient to fund the completion by Landlord of the Specified Reconstruction Work, then Tenant shall make such additional deposits into the Restoration Fund as may be required to fund Landlord disbursement requests which satisfy the requirements of this Section 22.01. Any costs to complete the Tenant's Restoration Work or the Specified Restoration Work in excess of the Restoration Fund shall be the sole responsibility and obligation of Tenant, payable in accordance with this subsection (d).

          (e) Within sixty (60) days after completion of the Tenant's Restoration Work or Specified Restoration Work, Tenant or Landlord, as appropriate, shall deliver to Landlord or Tenant, as appropriate, general releases and waivers of lien from contractors, subcontractors and materialmen who have performed work in excess of $15,000, or furnished materials in excess of $15,000, in connection with the Tenant's Restoration Work or Specified Restoration Work; and a certificate from Tenant's or Landlord's, as appropriate, independent licensed architect or engineer (or from an authorized officer of Tenant, or Landlord, as appropriate, as to item (ii)) certifying that (i) in his or her opinion, the Tenant's Restoration Work or Specified Restoration Work has been performed in a good and workerlike manner and completed substantially in accordance with the final detailed plans and specifications for such Tenant's Restoration Work or Specified Reconstruction Work as approved by Landlord; and (ii) all contractors, subcontractors, materialmen, professionals and consultants have been paid in full for the Tenant's Restoration Work or Specified Reconstruction Work and materials furnished through such date. Promptly after completion of the Tenant's Restoration Work or Specified Reconstruction Work as to each floor of the Premises, Tenant or Landlord, as appropriate, at its expense, shall obtain any certificate of occupancy for such floor, if and to the extent required by law. Landlord and Tenant shall cooperate with each other, including signing all necessary applications and/or documents required by the applicable governmental authority, in obtaining such certificates of occupancy.

     22.02 If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Article 3 of this Lease shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date Landlord shall have substantially completed its repair and restoration of that portion of the Premises Landlord is required by this Lease to repair and restore (provided, that if Landlord would have completed its repair and restoration at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such repairs or restoration or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord shall give Tenant ten days' notice of substantial completion of Landlord's repair and restoration work and upon such completion, Landlord shall deliver possession of the Premises to Tenant. Notwithstanding any provision contained in this Lease to the contrary, (x) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable by reason of a Casualty and which is accessible, whether or not other portions of the Premises are untenantable, except that with respect to a Casualty which has made a portion of a floor untenantable, if less than 50% of the rentable area of a floor is tenantable and accessible, and Tenant can not, and is not, using any portion of such floor, the abatement shall apply to the entire such floor, and (y) any abatement of Rent applicable to any portion of the Premises which was rendered untenantable by reason of a Casualty shall cease on the earlier of the dates referred to in clauses (i) or (ii) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable. Landlord's determination of the date such repair and restoration to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Fixed Rent and Additional Charges in accordance with Landlord's determination. If such dispute is resolved in Tenant's favor by a court of competent jurisdiction, and provided Tenant is not then in default under this Lease beyond notice and any applicable cure period, Landlord shall refund to Tenant any amounts found by such court to be due Tenant based on the date found by such court to have been the date such repair and restoration had been substantially completed, with interest at the prime rate on the amount to be refunded. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 22.02 shall relieve Tenant from any liability that may exist as a result of any Casualty.

     22.03 If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, or (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 22.03, shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty, then in either such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty. If by reason of a Casualty, (x) the Building or the Premises shall be so damaged or destroyed that repair or restoration shall require more than 365 days from the date of the Casualty (as estimated by a licensed professional engineer designated by Landlord and reasonably satisfactory to Tenant), or (y) Landlord shall not have commenced its repair or restoration work within 365 days from the date of the Casualty (as such date may be extended by any delays caused by Tenant), then in either such case Tenant may terminate this Lease under the circumstances described in clause (x) by notice given to Landlord within 45 days after Tenant receives notice of the determination of such engineer, and under the circumstances described in clause (y) by notice given to Landlord within 45 days after such 365 day period shall have passed without Landlord having commenced its repair or restoration work. If this Lease is terminated as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Fixtures. Landlord shall deliver to Tenant the estimate of the licensed professional engineer described in this Section
22.03 within 90 days after the date of the Casualty.

     22.04 Except as provided in Section 22.03 above, Tenant shall not be entitled to terminate this Lease, and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the

Premises or of the Building pursuant to this Article. Landlord shall use its best efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant's use and occupancy of the Premises, but Landlord shall not be required to do such repair and restoration work except during Business Hours of Business Days.

     22.05 Landlord shall not carry any insurance on Tenant's Property or on any Fixtures and shall not be obligated to repair or replace Tenant's Property or any Fixtures (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant's Property or any Fixtures. Tenant shall notify Landlord promptly of any Casualty in the Premises. In the event of a partial or total destruction of the Premises, provided Tenant shall have access to the Premises or the relevant portion thereof, Tenant shall as soon as practicable, whether or not Landlord shall have notified Tenant to remove the same, but in no event later than five
(5) Business Days after receiving a notice from Landlord, remove any and all of Tenant's Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant's Property, Landlord, at Tenant's expense, may remove Tenant's Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. If more than one full floor of the Premises have been affected by the Casualty, the five (5) Business day period referred to in this Section 22.05 shall be deemed to mean that Tenant shall have five (5) Business Days to remove Tenant's Property for each such floor affected by the Casualty. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant's insurance adjuster that may be desired by Tenant prior to the removal of Tenant's Property by Tenant or Landlord, as provided in this Section 22.05, or the performance by Landlord of Landlord's Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord's Restoration Work and, if applicable, the Specified Restoration Work.

     22.06 This Article 22 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application."

     11.  Bankruptcy.

          (a) In addition to the provisions of Section 25.01 of the Original Lease, if a petition is filed by or against Tenant under the United States Bankruptcy Code, and if Tenant seeks to assume the Lease, in connection with said assumption, Tenant shall provide adequate assurance of its ability to perform and complete all of its obligations under the Lease in a timely fashion, with TIME BEING OF THE ESSENCE in respect of said performance. The parties hereto agree that adequate assurance shall include, at a minimum, the adequate assurance set forth in Section 11(c), which they acknowledge and agree is commercially reasonable.

          (b) If a petition is filed by or against Tenant for relief under the Bankruptcy Code, and Tenant (including for the purposes of this Section, Tenant's successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person) assumes, or assumes and proposes to assign the Lease pursuant to the provisions of the Bankruptcy Code to any person or entity which has made or accepted a bona fide offer to accept an assignment of the Lease, such assumption or assumption and assignment may only be made if all of the terms and conditions of this Section 11 are satisfied.

          (c) Conditions to Assumption. No election by Tenant to assume the Lease shall be effective unless each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable, have been satisfied, and Landlord has acknowledged in writing that: (i) Tenant has cured, or has provided Landlord adequate assurance (as defined below) that within ten (10) days after the date of such assumption in the case of monetary defaults and within thirty
(30) days after such date in the case of nonmonetary defaults Tenant will cure, all defaults under the Lease; (ii) Tenant has compensated Landlord, or has provided to Landlord adequate assurance that within ten (10) days after the date of assumption Landlord will be compensated, for any pecuniary loss incurred by Landlord arising from the default of Tenant as determined by the Bankruptcy Court; (iii) Tenant has provided Landlord with adequate assurance of the future performance of each of Tenant's obligations under the Lease; and (iv) Tenant shall have provided Landlord with prior written notice of any proceeding seeking assumption of the Lease.

          (d) Conditions to Assignment. In addition to satisfying the terms and conditions of Section 11(c), Tenant shall give notice to Landlord of any proposed assignment of the Lease pursuant to the Bankruptcy Code setting forth
(1) the name and address of the proposed assignee and (2) all of the terms and conditions of the offer and proposed assignment. Tenant shall also deliver to Landlord a statement confirming that the assignee will continue to use the Premises for the permitted uses. Landlord and Tenant acknowledge that Landlord's asset will be substantially impaired if the trustee in bankruptcy, debtor or debtor in possession or any assignee of the Lease makes any use of the Premises for other than the permitted uses. Adequate assurance of future performance by the proposed assignee shall include such financial and other in-formation as is necessary to demonstrate that the financial condition and operating performance experience of the proposed assignee and its guarantors, if any, is sufficient to perform in such a manner as to meet and satisfy all obligations under the Lease in a timely fashion and shall be reasonably satisfactory to Landlord in all other respects. Any person or entity to whom the Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or documentation to have assumed all of Tenant's obligations arising under the Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption. No provision of the Lease shall be deemed a waiver of Landlord's rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of the Lease, to require timely performance of Tenant's obligations under the Lease, or to regain possession of the Premises or a waiver of Tenant's rights or remedies under the Bankruptcy Code.

          (e) Notwithstanding anything in the Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under the Lease, whether or not expressly denominated as such, shall constitute "rent" for the purposes of
Section 502(b)(6) of the Bankruptcy Code.

     12.  Other Terms of the Lease.

          (a) From and after the date of this Agreement, the Lease shall be further amended as follows:

              (i) The second sentence of Section 3.05 of the Original Lease, beginning "If Landlord shall receive a notice"," through the end of such Section
3.05 shall be deleted and the following substituted therefor:

          "Landlord shall, with respect to each PILOT Year, initiate and pursue in good faith an application or proceeding seeking a reduction in the assessed valuation of the Building and/or the Land (the "Project"); provided, however, that Landlord shall not be required to initiate or pursue any such application or proceeding for any such PILOT Year if Landlord obtains with respect to such PILOT Year a letter from a recognized certiorari attorney or consultant that in such person's opinion, considering only the Project (and not any other real estate owned by Landlord), it would not be advisable or productive to bring such application or proceeding. At Tenant's request, Landlord shall deliver a copy of such letter to Tenant."

              (ii) Article 4 of the Original Lease, as amended by paragraph 4 of the First Amendment of Lease and paragraph 2 of the Second Amendment of Lease, shall be deleted in its entirety.

              (iii) Article 5 of the Original Lease shall be deleted in its entirety.

              (iv) The second, third and fourth sentences of Section 6.03(a) of the Original Lease shall be deleted, and the phrase "other than MHTCo." in the fifth sentence of such Section 6.03(a) also shall be deleted. If Tenant wishes to obtain a Non-Disturbance Agreement with respect to this Agreement, any fees charged or reimbursements for expenses demanded by the lessor under the ground lease, the holder of the mortgage on the Project or any Superior Party shall be paid by Tenant on Landlord's demand.

              (v)   Section 6.03(c) of the Original Lease shall be deleted.

              (vi) The following shall be added to the end of Section 12.04 of the Original Lease: "Tenant shall submit any "as built" drawings or drawings and specifications required under this Lease by AutoCAD or comparable file format to the extent Tenant has the same prepared in AutoCAD or comparable file format."

              (vii) In Section 13.01 of the Original Lease, the phrase "(collectively, "Fixtures") shall be inserted after the phrase "whether or not by or at the expense of Tenant," in the first sentence of such section.

              (viii) The phrase "(including without limitation all computer, telephone and other cabling and wiring installed by or on behalf of Tenant)" shall be inserted after the phrase "communications equipment" in the second line of Section 13.02 of the Original Lease but such phrase shall not apply to the Remainder Premises.

              (ix) The following shall be added as Section 13.05 of the Original Lease, but shall not apply to the Remainder Premises: "13.05. Notwithstanding anything in this Lease to the contrary, Tenant shall, from time to time during the Term, remove any computer, telephone and other cabling and wiring installed by Tenant that is not being used or designated for future use to the extent required by law."

              (x) In the 10th line from the end of Section 14.01 of the Original Lease, the phrase "performed only by contractor(s) designated by Landlord, provided such contractor(s) charge competitive rates for such work" shall be deleted and shall be replaced by the phrase: "performed by Landlord at Tenant's expense, provided that Landlord's rates for such work are competitive with those charged by unaffiliated contractors."

              (xi) Exhibit I of the Original Lease shall be deleted in its entirety and shall be replaced by the Standard Cleaning Specifications attached as Schedule B hereto and made a part hereof.

              (xii) Landlord and Tenant hereby acknowledge that there are no outstanding obligations of either Landlord or Tenant pursuant to the Supplemental Agreement, and such Supplemental Agreement shall be deemed to be null and void and of no further effect.

              (xiii) Paragraph 4 of the Third Amendment of Lease shall be deleted in its entirety, and Tenant hereby acknowledges that any Work Allowance due to Tenant pursuant to such Paragraph 4 has been paid by Landlord to Tenant prior to the date of this Agreement.

      (b) From and after the Extension Term Commencement Date, with respect to the Renewal Premises only, the Lease shall be further amended as follows:

              (i) Subparagraph (x) of Section 3.07(a) of the Original Lease, which reads "(x) management fees, which shall be deemed to be an annual amount equal to the product of the Management Factor (as hereinafter defined) and the rentable square foot area of the Building' shall be deleted and shall be replaced by the following:

          "(x) management fees, provided that if Landlord or an affiliate of Landlord is the managing agent of the Building, then the annual management fee shall be equal to two and one-half percent (2.5%) of the aggregate rents, additional rents and other charges payable to Landlord by tenants of the Building."

              (ii) Sections 3.07(c) and 3.07(d) of the Original Lease shall be deleted in their entirety.

              (iii) Section 3.07(k) of the Original Lease shall be deleted in its entirety."

          (c) From and after the Remainder Premises Expiration Date, the Lease shall be further amended as follows:

              (i) In the sixth and seventh lines of Section 16.01 of the Original Lease, the phrase "24 hours a day, seven days a week" shall be deleted and shall be replaced by the phrase "from 6 a.m. through 12 midnight, Monday through Sunday,".

              (ii) Paragraphs 6(d), (h) and (i) of the First Amendment of Lease shall be deleted in their entirety and the phrase "or Tenant's use of the New Lobby Space other than as lobby and reception purposes, or for Tenant's security office (i.e., a location at which security guards will be stationed for purposes of screening and escorting visitors to the Premises) or for display of Tenant's products or the sale of back issues of The Wall Street Journal" is hereby inserted at the end of clause (b)(i) of Section 9.01 of the Original Lease.

          (d) From and after the Extension Term Commencement Date, Article 19 of the Original Lease, as amended by those certain letter agreements dated May 19, 1987 and December 1, 1988, shall be deleted in its entirety.

          (e) Notwithstanding anything contained in this Agreement, from the date of this Agreement through and including the Remainder Premises Expiration Date, the sections described in Section 12(b) above shall continue to apply to the Remainder Premises.

     13. Restoration of the Original Premises. Tenant hereby acknowledges that Landlord has paid to Tenant any and all sums due with respect to the Restoration Contribution and the Additional Contribution, as such terms are defined in the Eighth Amendment of Lease.

     14. Notices. Article 32 of the Lease is deleted in its entirety and the following is substituted therefor:

                                   ARTICLE 32

                                     Notices

     Section 32.01. Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease ("notice(s)" shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), by a recognized overnight courier service (with a signed receipt) or if deposited in a securely fastened, postage prepaid envelope in a depository that is regularly maintained by the U.S. Postal Service, sent by registered or certified mail (return receipt requested) and in either case addressed:

     if to Tenant, as follows: Dow Jones & Company, Inc., Vice President, General Services, 4300 North Route 1 at Ridge Road (if sent by Federal Express or other overnight courier), and only if delivered by hand, Building 1, South Brunswick, New Jersey 08852 Attention: Mr. Guy A. Nardo, with a copy to Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036, Attention: David Dykhouse, Esq.

     if to Landlord, at Landlord's address set forth in this Lease,
Attention: General Counsel, with a copy to each of (i) WFP Tower A Co. L.P., c/o Brookfield Financial Properties, Inc., One Liberty Plaza, New York, New York 10006, Attention: Senior Vice President, Director of Leasing, (ii) Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, New York 10022, Attention: Raymond A. Sanseverino, Esq., and (iii) the holder of any mortgage or the lessor under any underlying lease who may have requested the same, by notice given in accordance with the provisions of this Article 32, at the address designated by such holder or lessor, or to such other address(es) as either Landlord or Tenant may designate as its new address(es) for purpose by notice given to the other in accordance with the provisions of this Article 32.

     Section 32.02. Notices shall be deemed to have been rendered or given (i) on the business day delivered, if delivered by hand or by nationally recognized overnight courier service, prior to 5:00 p.m. of such business day, or if delivered on a day other than a business day or after 5:00 p.m. on any day, then on the next business day following such delivery, or (ii) three (3) business days after the date mailed, if mailed by registered or certified mail (return receipt requested) as provided in Section 32.01. Notice given by the Managing Agent or Landlord's General Counsel on behalf of Landlord or by counsel for either party on behalf of such party shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article.

     15. Restoration of Elevator Lobby. After the earlier of (i) the Remainder Premises Expiration Date, and (ii) the date that Tenant's lease of the Remainder Premises shall have been terminated or a portion of the Remainder Premises shall have been sublet, Landlord may, at Landlord's cost, remove the glass wall(s) in the +32'0" lobby level of the Building, that are near the elevators serving the 8th to 16th floors.

     16.  Intentionally Omitted.

     17. Estoppel. Tenant represents and warrants to Landlord that (a) the Lease, as modified by this Agreement, is otherwise unmodified and in full force and effect, (b) all Fixed Rent and Additional Charges due through November 30, 2003 have been paid and (c) to the best knowledge of Tenant, Landlord is not in default in the performance of any of its obligations under the Lease nor has any event occurred which with the giving of notice or the passage of time would constitute a default.

     18. Authorization. If Tenant is a corporation or limited liability company or a limited liability partnership, each person executing this Agreement on behalf of Tenant hereby covenants, represents and warrants that Tenant is duly incorporated or duly qualified (if foreign) and is authorized to do business in the State of New York (a copy of evidence thereof to be supplied to Landlord upon request); and that each person executing this Agreement on behalf of Tenant is either an officer, member or partner of Tenant and that he or she is duly authorized to execute, acknowledge and deliver this Agreement to Landlord (a copy of a resolution to that effect to be supplied to Landlord upon request).

     19. Offer Space Option. From and after the date of this Agreement, Tenant shall have the following option:

          (a) As used herein:

          "Available" means, as to any space, that such space is vacant and free of any present or future possessory right now or, to the extent specified in clause (ii) of the following sentence, hereafter existing in favor of any third party. Anything to the contrary contained herein notwithstanding, Tenant's right of first offer pursuant to this Section 19 is subordinate to (i) any right of offer, right of first refusal, renewal right or similar right or option in favor of any third party existing as of the date of this Agreement, as set forth in Schedule C annexed to this Agreement, and (ii) Landlord's right to extend the term of lease of existing occupants on a floor located within the Offer Space (as defined below) on the date of this Agreement whether or not pursuant to an option to renew.

          "Offer Space" means all office space located on the twelfth (12th) floor in the Building. As used in this Section 19, the terms "such Offer Space" and "applicable Offer Space" and "Offer Space" where the context so requires, shall refer to the particular portion of the entire Offer Space that is set forth in the applicable Offer Notice from time to time.

          (b) Provided (i) the Lease shall not have been terminated, (ii) Tenant shall not be in default beyond any applicable notice and grace period provided under the Lease, and (iii) Tenant (including any affiliate of Tenant) shall physically occupy at least 80% of the rentable area of the entire Premises, if at any time during the Term, either the Offer Space becomes, or Landlord reasonably anticipates that the Offer Space will become, Available, Landlord shall give to Tenant notice (an "Offer Notice") thereof, specifying (A) the location and rentable square footage of such Offer Space, (B) Landlord's determination of the Fair Offer Rental for such Offer Space, which shall constitute the maximum thereof Landlord can claim as the Fair Offer Rental for such space in any arbitration thereof ("Landlord's Maximum Offer Determination") and (C) the date or estimated date that such offer space has or shall become Available (the "Anticipated Inclusion Date"). "Fair Offer Rental" means the fixed annual rent that a willing lessee would pay pursuant to a direct lease and a willing lessor would accept for the applicable Offer Space, pursuant to a direct lease, determined on the basis of then-current prevailing rent in the Building for comparable space on a direct lease basis and then-current rent for comparable space on a direct lease basis in other first-class office buildings in the vicinity of the Building, taking into account all relevant factors.

           (c) Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (as hereinafter defined) (i) the Lease shall not have been terminated, (ii) Tenant shall not be in default beyond any applicable notice and grace period provided under the Lease, and (iii) Tenant (including any affiliate of Tenant) shall physically occupy at least 80% of the rentable area of the entire Premises, Tenant shall have the option (the "Offer Space Option"), exercisable by notice (an "Acceptance Notice") given to Landlord on or before the date that is 20 days after the giving of the Offer Notice (time being of the essence) to include the Offer Space in the Premises. Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord's Maximum Offer Determination, and if Tenant disputes Landlord's Maximum Offer Determination, the Acceptance Notice shall set forth Tenant's good faith determination of the Fair Offer Rental for such Offer Space, which shall constitute the minimum that Tenant can claim as the Fair Offer Rental for such space in any arbitration thereof ("Tenant's Minimum Offer Determination"). If Tenant fails to object to Landlord's Maximum Offer Determination in the Acceptance Notice and to set forth therein Tenant's Minimum Offer Determination, then Tenant shall be deemed to have accepted Landlord's Maximum Offer Determination as the Fair Offer Rental for such Offer Space.

           (d) If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant or, if Tenant or any affiliate of Tenant shall then be in occupancy or control of such Offer Space, then on the date on which Landlord notifies Tenant that the lease of such Offer Space shall commence (the "Offer Space Inclusion Date"), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in the Lease, except (i) Fixed Rent shall be equal to the Fair Offer Rental, (ii) Tenant's Proportionate PILOT Share shall be increased to a percentage equal to Tenant's Proportionate PILOT Share plus a fraction the numerator of which is the number of rentable square feet in the Offer Space and the denominator of which is the number of rentable square feet in the Building, measured according to the same methodology Landlord used to measure the size of the Offer Space, (iii) Tenant's Proportionate Operating Share shall be increased to a percentage equal to Tenant's Proportionate Operating Share plus a fraction the numerator of which is the number of rentable square feet in the Offer Space and the denominator of which is the number of rentable square feet in the Building, measured according to the same methodology Landlord used to measure the size of the Offer Space, (iv) Landlord shall not be required to perform any Landlord's Work or any other work, pay a Landlord's contribution or a Work Allowance or any other amount, or render any services to make the Building or the Offer Space ready for Tenant's use or occupancy, and Tenant shall accept the Offer Space in its "as is" condition on the Offer Space Inclusion Date, (v) the term of the lease of the Offer Space shall be co-terminous with the Term of the Lease with respect to the Premises, except that, if the Offer Space Inclusion Date is less than five years prior to the Premises Expiration Date, Landlord, in its Offer Notice, shall specify whether the term of the lease of the Offer Space shall be co- terminous with the Term of the Lease with respect to the Premises or shall be ten years from the Offer Space Inclusion Date, and (vi) as may be otherwise set forth in the Offer Notice. Notwithstanding the provisions of
Section 6 of this Agreement, if the term of the lease of the Offer Space shall not be co-terminous with the term of lease with respect to the Premises, Tenant shall not have the right to renew the term of lease of the Offer Space. If Landlord fails to specify in the Offer Notice the term of the lease of the Offer Space, then such term shall be deemed to be ten years from the Offer Space Inclusion Date.

           (e) If in the Acceptance Notice Tenant disputes Landlord's determination of Fair Offer Rental, and Landlord and Tenant fail to agree as to the amount thereof within 20 Business Days after the giving of the Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner as a dispute involving Fair Market Rent pursuant to Section 6 of this Agreement; provided, that such arbitration proceeding shall not commence prior to the date that is one year before the estimated date on which such Offer Space is to become Available. If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay, as Fixed Rent for the applicable Offer Space, an amount equal to Landlord's Maximum Offer Determination. If such resolution shall be in favor of Tenant, then within 20 days after the final determination of Fair Offer Rental, Landlord shall refund to Tenant any overpayment, together with interest thereon at the Base Rate from the date(s) paid by Tenant until the date refunded by Landlord or the date of application of the credit. The "Base Rent" shall mean the base rate or prime rate from time to time announced by Citibank, N.A. (or a successor bank if Citibank, N.A. is no longer in existence) to be in effect at its principal office in New York, New York.

           (f) Landlord shall use reasonable efforts timely to deliver to Tenant any Offer Space, and if the occupant of the applicable Offer Space holds over beyond the term of its lease (other than Tenant or an affiliate of Tenant), Landlord shall promptly commence summary dispossess proceedings and diligently pursue the eviction of such occupant. If Landlord is unable to deliver possession of the Offer Space to Tenant (when delivery of possession is required as a condition to the occurrence of the Offer Space Inclusion Date) for any reason on or before the date on which Landlord anticipates that the Offer Space shall be Available as set forth in the Offer Notice, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. This Section 19(f) constitutes "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding anything to the contrary contained in the Lease, if the Offer Space Inclusion Date shall not have occurred on or before the date that is six months after the date on which Landlord anticipates that the Offer Space shall be Available as set forth in the Offer Notice (the "Offer Space Outside Date"), then Tenant shall have the right, at any time within the twenty-five (25) day period next following the Offer Space Outside Date (but before the Offer Space Inclusion Date shall have occurred), but not thereafter, to rescind Tenant's exercise of such Offer Space Option on written notice to Landlord, effective the fifth (5th) day after such notice is given, failing which Tenant shall be deemed to have waived Tenant's right to rescind its exercise of such Offer Space Option. The parties hereto acknowledge and agree that such rescission right shall be Tenant's sole and exclusive remedy in the event the Offer Space Inclusion Date shall not have occurred on or before the Offer Space Outside Date, and that Landlord shall have no other liability for failure to give Tenant possession of the Offer Space.

           (g) If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the particular Offer Space with respect to which Tenant did not give an Acceptance Notice with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option with respect only to the particular space that was the subject of the Offer Notice shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer such Offer

Space to Tenant, and (ii) Tenant shall, as soon as reasonably practicable after demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant's waiver of, and extinguishing, the Offer Space Option with respect only to the particular space that was the subject of the Offer Notice, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) above.

           (h) Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 19.

           (i) Tenant shall have only one Offer Space Option to lease Offer Space pursuant to this Section 19, so that after Landlord shall have given Tenant one Offer Notice for an Offer Space, Landlord shall not be obligated thereafter to give any further Offer Notice to Tenant with respect to such Offer Space, whether or not Landlord shall have exercised its Offer Space Option with respect to such Offer Space.

       20. Governing Law. This Agreement shall be governed by, and construed in accordance with, New York law without regard to conflict of laws principles.

       21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

       22. Not Binding Offer. This Agreement is offered for signature by Tenant. It is understood that this Agreement shall not be binding upon Landlord or Tenant unless and until Landlord or Tenant shall have executed and delivered to each other a fully executed copy of this Agreement.

       23. No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.

       24. Ratification; No Other Changes. Except as amended by this Agreement, the Lease is ratified and confirmed and remains in full force and effect. All references in the Lease to "this lease" shall hereafter be deemed to refer to the Lease as amended by this Agreement.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

                                   LANDLORD:

                                   WFP TOWER A CO. L.P.

                               By: WFP Tower A Co. G.P. Corp.,
                                   General Partner
                               By: /s/Jeremiah B. Larkin
                                   Name: Jeremiah B. Larkin
                                   Title: Senior Vice President Director of
                                          Leasing

                                   TENANT:

                                   DOW JONES & COMPANY, INC.
                                   By: /s/Guy A. Nardo
                                   Name:  Guy A. Nardo
                                   Title:Vice President, General Services

SCHEDULE A-1
FLOOR PLAN FOR FLOOR 9

SCHEDULE A-2
FLOOR PLAN FOR FLOOR 10 AND FLOOR PLAN FOR 10TH FLOOR
GATEHOUSE MECHANICAL ROOM

SCHEDULE A-3
FLOOR PLAN FOR FLOOR 11

SCHEDULE A-4

FLOOR PLAN FOR NEW LOBBY SPACE

SCHEDULE A-5

FLOOR PLAN FOR 10TH FLOOR
GATEHOUSE MECHANICAL ROOM

SCHEDULE A-6

FLOOR PLAN FOR 41ST FLOOR
MECHANICAL PENTHOUSE

                                   SCHEDULE B
                        STANDARD CLEANING SPECIFICATIONS

Schedule of Service

Cleaning will be done daily, Monday through Friday, except for Union Holidays (in the applicable union contract for cleaning staff). Blitz Cleaning is a limited exception, however:

          Although there is no cleaning on New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, reduced services ("Blitz Cleaning") are provided on the other holidays (e.g., Good Friday, Columbus Day, and the Day After Thanksgiving). In Blitz Cleaning, a skeleton crew, including a day porter, empties wastebaskets and ash trays, removes rubbish in tenanted areas, and provides some basic services in the common areas.

Cleaning Times: 5 PM through 6 AM.

Supervision

A cleaning supervisor will verify that work has been completed in tenant premises, lights turned off, doors locked, and offices left in a neat condition for the next day's business. The cleaning staff will be instructed to keep Tenant's Premises locked during cleaning and to admit only other cleaning staff authorized to be within them.

Floor Care

Carpeted floors and rugs will be vacuumed nightly. Hard floors (including ceramic tile, stone, terrazzo, wood and the like, and resilient flooring (linoleum, rubber and asphalt tile) will be swept nightly.

Office Cleaning

Nightly, cleaners will:

       Dust and wipe clean all desk tops, telephones and office equipment.

       Dust and wipe clean all uncluttered office furniture, including desks, file cabinets, credenzas, and bookcases, as well as wall fixtures, window sills and convector enclosure tops. They will wash the sills and convector tops when accessible and necessary.

       Empty and damp wipe all waste receptacles.

      Clean all water fountains and coolers, removing all fingerprints and smudges.

      Sweep or vacuum clean, as appropriate, all private stairwells.

As often as necessary to maintain a clean appearance, the cleaning contractor will:

     Dust all chair rails, trims and baseboards within reach.

     Clean all metal and remove finger marks.

High Dusting

Certain procedures ("High Dusting") will be performed quarterly:

Dust all picture frames, charts, and similar wall hangings not reached in nightly cleaning.

      Dust all vertical surfaces, such as walls, partitions, doors and bucks and other surfaces not reached in nightly cleaning.

      Dust all pipes, ventilating, heating and air conditioning louvers, grates, grills, ducts, high moldings and all other high areas not reached in nightly cleaning.

     Dust all exterior surfaces of lighting fixtures including bulbs, glass, lenses and plastic or metal enclosures.

     Dust and inspect all Venetian blinds.

Core Lavatories

Every night a porter will:

     Sweep and wash lavatory floors using approved disinfectants. Machine scrubbing will be done weekly.

     Wash and disinfect both sides of all toilet seats.

     Scour, wash and disinfect all basins, bowls and urinals using an odorless disinfectant.

     Wash and polish all mirrors, powder shelves, bright work fixtures and enameled surfaces, including flushometer piping and toilet seat hinges.

     Dust and clean, washing where necessary, all partitions, tile walls, dispensers and receptacles in lavatories. Every two weeks, a porter will wash and polish all wall tiles and stall surfaces.

     Fill all toilet tissue holders with tissue furnished by Landlord. Throughout each business day, a porter or matron will maintain an adequate supply of tissue, paper towels, hand soap, the towels and soap to be supplied by Landlord's cleaning contractor at Tenant's expense. The porter or matron will also police the lavatory and maintain it in a neat, orderly condition throughout the day.

     Empty and damp clean paper towel receptacles and sanitary napkin disposal receptacles.

     Wash waste cans and receptacles in lavatories when necessary but at least once a week. Replace plastic waste can liners weekly.

Glass Cleaning

All exterior and interior windows will be cleaned, weather permitting, quarterly. Mail chute glass and floor directory glass will also be cleaned quarterly.

Additional Cleaning Services

Any services not listed above will be solely at Tenant's expense. In particular, this includes:

     Washing and/or waxing non carpeted flooring; spotting and shampooing carpeting.

     The cleaning, maintaining and furnishing of lavatory supplies for private (non core) lavatories.

     Washing and relamping of all light fixtures.

     Cleaning any interior glass other than windows, mail chutes and directories.

     Exterminating in Tenant's Premises (to be done by Landlord's contractor).

     Any cleaning and related rubbish removal for computer rooms, training rooms, copy centers/rooms, cafeterias, kitchens, pantries or any other areas used for the preparation, distribution or consumption of food.

SCHEDULE C

Holders of Rights Superior to

Tenant's Offer Space Option

Lehman Brothers Inc.